Exhibit 10.23

DELUXE	RESTRICTED STOCK UNIT
CORPORATION	AWARD AGREEMENT
(Non-Employee Director)

AWARDED TO	AWARD DATE	NUMBER OF RSUs

1.The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe“), hereby grants to you as of the above Award Date the above number of restricted stock units (“Units”) on the terms and conditions contained in this Restricted Stock Unit Award Agreement (including the Addendum attached hereto, the “Agreement”) and Deluxe’s 2020 Long Term Incentive Plan (the “LTIP”), a copy of each of which has been provided to you. Deluxe hereby confirms the grant to you, as of the Award Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified above (the “Units”). Each Unit represents the right to receive one share of Deluxe’s common stock par value $1.00 (“Common Stock”), when the restrictions applicable to each Unit expire or terminate as provided below. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by Deluxe. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of Deluxe. Any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the LTIP as it currently exists or may hereafter be amended.
2.Vesting and Restricted Period. Subject to Section 4, the Units will vest on the date Deluxe holds its annual meeting of shareholders in 2021, so long as your service to Deluxe has not previously ended (the “Vesting Date”); provided that, the Vesting Date shall occur no earlier than April 14, 2021 and no later than April 28, 2021. Prior to the Vesting Date, the Units will be subject to forfeiture to Deluxe as provided in this Agreement and the LTIP. The Units are subject to the restrictions contained in this Agreement and the LTIP for the Restricted Period (as defined below). As used herein, “Restricted Period,” shall mean the one-year period commencing on the Award Date and, subject to Section 4, ending on the Vesting Date.
3.Restrictions.
(a) All Units will be subject to the following restrictions during the Restricted Period:

(i)The Units may not be sold, assigned, transferred or pledged during the Restricted Period. You may not transfer the right to receive the Units, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

(ii)Shares of Common Stock will not be issued in settlement of the Units until the Restricted Period ends.

(b)If cash dividends are declared and paid by Deluxe with respect to its Common Stock, then at the same time that dividends are paid to the shareholders you will have dividend equivalents credited to your account with respect to any portion of your then-unvested Units. Any non-cash dividends or distributions paid or declared with respect to the Units during the Restricted Period shall be held by Deluxe until the end of the Restricted Period, at which time Deluxe will pay you all such dividends and other distributions. Any dividend equivalent payments paid with respect to any Units shall be paid when, and only to the extent that, the underlying Units are actually vested. If the Units are forfeited, then all rights to such dividend and distribution payments shall also be forfeited.

4.Acceleration of Vesting / Lapse of Restrictions.

Except as provided below, prior to the Vesting Date your rights in and to the Units shall terminate on the termination date of your service to Deluxe and its Affiliates.

Prior to the Expiration Date, all restrictions applicable to the Units shall lapse and any unvested Units shall vest fully and the shares of Common Stock represented thereby will be issued to you or your heirs, executors, administrators, estate or representatives, as applicable as expeditiously as practicable, but not more than 75 days after (i) a Change of Control or (ii) your service as a director (“Service”) with Deluxe or any successor entity is terminated due to your death, Disability (as defined in the Addendum) or the Deluxe Board of Director’s then current retirement policies as set forth in the Deluxe Corporate Governance Guidelines or your involuntarily termination without Cause (as defined in the Addendum) by Deluxe, and such Service termination must, in each case, constitute a “separation from service” as such term is defined for purposes of Code Section 409A.

In the event of a Change of Control, if as a result of the Change of Control, shares of Common Stock are converted into another form of property, such as stock of a company with which Deluxe is merged, or into the right to a cash payment, then in lieu of the shares of Common Stock you will receive the cash or other property that you would have received had you owned the shares of Common Stock immediately prior to the Change of Control.

5.Forfeiture. Subject to the provisions of Section 4, in the event your Service to Deluxe is terminated prior to the first-year anniversary of the Award Date, your rights in any and all Units subject to this Agreement shall be immediately and irrevocably forfeited.

6.Delivery of Shares of Common Stock and Payment of Dividend Equivalents. Deluxe shall cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one share of Common Stock in payment and settlement of each Unit subject to this Agreement as well as any accrued dividend equivalents thereon as expeditiously as possible, but no later than 75 days after the expiration of the Restricted Period. Delivery of shares of Common Stock in settlement of a Unit subject to this Agreement shall be effected by an appropriate entry in the stock register maintained by Deluxe’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares of Common Stock to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

7.Rights. The Units subject to this Award do not entitle you to any rights of a holder of Common Stock. Except as otherwise provided in Section 3, you will not have any of the rights of a shareholder of Deluxe in connection with the grant of Units subject to this Agreement unless and until shares of Common Stock are issued to you upon settlement of the Units as provided in Section 6.

8.Income Taxes. You are liable for all federal and state income or other taxes applicable to this grant and the vesting of shares of Common Stock, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.

9.Terms and Conditions. This Award Agreement and the award of Units and the issuance of shares of Common Stock hereunder are subject to and governed by the provisions of the LTIP. In the event there are any inconsistencies between this Award Agreement or those plans, the provisions of the applicable plan shall govern, as it may be amended or interpreted at Deluxe’s discretion, to meet any applicable requirements of Section 409A of the Internal Revenue Code.

By your acceptance of this restricted stock unit award, you agree to all of the terms and conditions contained in this Agreement and in the LTIP. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding the Units.

DELUXE CORPORATION

By: _______________________

ADDENDUM TO
RESTRICTED STOCK UNIT AWARD AGREEMENT

For the purposes hereof, the terms used herein shall have the following meanings:

"Cause" shall mean (i) you have breached your obligations of confidentiality to Deluxe or its Affiliates; (ii) you have otherwise failed to perform your duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or its Affiliates; (iv) you have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or its Affiliates or its businesses; (v) you have been convicted or have pleaded guilty or nolo contendere to a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates; (vi) your unlawful conduct or gross misconduct that is or is reasonably likely to be injurious to the business, finances or reputation of Deluxe; or (vii) you are in default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.

A “Change of Control” shall be deemed to have occurred upon the completion of any transaction or series of transactions that results in a “change in control event” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder.
“Disability” shall mean that you are suffering from a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and that as a result of such impairment either: (i) you have received disability benefits for a period of not less than three months under a long or short-term disability plan or policy (or both), and are eligible for benefits under the long-term disability plan of Deluxe or any Affiliate of which you are employed at the time of such disability; or (ii) in the event that your employer does not have a long-term disability plan in effect at such time, you are unable to engage in any substantial gainful activity.